POWER OF ATTORNEY

AUTHORIZATION

 I hereby authorize Brett Scott, acting singly, to sign and file on my behalf any and all forms required by the Securities and Exchange Commission pursuant to
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") relating to the reporting of beneficial ownership of equity securities of Spectrum
Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and of changes in such beneficial ownership, together with any and all amendments thereto.  This authorization shall be effective on and after the date set forth below and shall continue in effect until I am no longer required to file such forms, unless earlier revoked by me in writing.

 I acknowledge that the persons authorized hereunder are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Exchange Act.

 Dated as of this 1st day of December, 2011.

      /s/ Rajesh C. Shrotriya
      Rajesh C. Shrotriya